Exhibit 99.1

News Release
L.B. Foster Company Announces Strong Sales Growth and Profitability Expansion in 2026 First Quarter; Reaffirms Full Year 2026 Financial Guidance

•First quarter net sales totaled $121.1 million, up 23.9% over last year; Rail segment sales growth was exceptionally strong improving 38.4%, while Infrastructure sales were also favorable up 5.9%.
•First quarter net income of $1.5 million was up $3.6 million over last year; EBITDA1 of $5.2 million was up $3.3 million over last year driven by volume and strong gross profit expansion; Selling and administrative expenses as a percentage of sales were 19.0% for the quarter, favorable 240 bps versus last year.
•Cash flow used in operations in the quarter was $10.4 million, a $15.7 million improvement over last year; Gross Leverage Ratio1 was 1.2x at quarter end significantly improved compared to 2.5x last year.
•2026 financial guidance reaffirmed with sales growth and profitability expansion expected for the year.

PITTSBURGH, PA, May 4, 2026 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2026 first quarter operating results.
First Quarter 2026 Highlights

	Three Months Ended March 31,		Change
	2026	2025	2026 vs. 2025

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$121,144	$97,792	23.9%
Operating income (loss)	2,045	(1,923)	206.3%
Net income (loss) attributable to L.B. Foster Company	1,500	(2,110)	171.1%
EBITDA[1]	5,157	1,822	183.0%
Net cash used in operating activities	(10,438)	(26,136)	60.1%
Free Cash Flow[1]	(13,398)	(28,711)	53.3%
Total debt	59,684	82,498	(27.7)%
Gross Leverage Ratio[1]	1.2x	2.5x	(1.3)x
New orders, net[1]	$142,086	$149,064	(4.7)%
Backlog[1]	$209,573	$237,215	(11.7)%
Financial Guidance Update

2026 Full Year Financial Guidance	Low	High
Net sales	$540,000	$580,000
Adjusted EBITDA[1]	$41,000	$46,000
Capital spending as a percent of sales	~2.7%	~2.7%
Free Cash Flow[1]	$15,000	$25,000
CEO Comments
John Kasel, President and Chief Executive Officer, commented, "We carried the favorable momentum generated at the end of 2025 into our first quarter, posting strong growth and profitability expansion across the business. Both segments delivered exceptional results in the quarter, led by Rail sales growth of 38.4%, reflecting a strong recovery in domestic Rail demand compared to last year's weaker start to the year. Sales volumes were higher across all Rail business units, with Rail Products and Friction Management up 40.8% and 39.5%, respectively. Technology Services
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding EBITDA, Adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, net, backlog, book-to-bill ratio, free cash flow, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

and Solutions ("TS&S") sales were also up 29.1% on increased short-term project work in the United Kingdom ("UK"). Infrastructure segment sales were up 5.9% on continuing robust demand for Precast Concrete with sales up 17.2% over last year, partially offset by 14.4% lower Steel Products sales due to soft bridge forms volume."

Mr. Kasel continued, "The strong sales volume growth delivered robust profitability improvement over last year, with EBITDA of $5.2 million up $3.3 million, or 183.0%. Consolidated gross margins of 21.2% improved 60 bps over last year with the improvement realized in Infrastructure, reflecting higher volumes, improved business mix, and better manufacturing execution in our Precast Concrete business. Rail gross margins were slightly lower due to the significantly higher Rail Distribution sales volumes this year. We continued leveraging our operating cost structure, with selling and administrative expenses as a percentage of sales declining 240 bps to 19.0%. This is despite a $0.7 million accelerated non-cash stock compensation expense related to management equity plan awards made to retirement-eligible employees. Our normal working capital cycle increased total debt $16.9 million during the quarter to $59.7 million. However, total debt was down $22.8 million compared to last year, with the lower debt level and improved profitability reducing gross leverage to 1.2x compared to 2.5x last year."

Mr. Kasel concluded, "As expected, we're off to a great start to the year and remain optimistic about our prospects for continuing progress in 2026. While the first quarter backlog is down 11.7% compared to last year, order rates increased significantly in the back half of the quarter resulting in a 10.7% increase in backlog during the quarter. Project bidding activity has been robust and we believe order rates will continue to improve as the year progresses. The government funding programs that support our customer project work remain active, and there are no signs of disruption in funding like we experienced last year. We're also seeing early signs that the actions we've taken in the UK Rail business are translating into improvements in 2026. Accordingly, we're reaffirming our financial guidance for 2026, with the midpoints for sales and Adjusted EBITDA representing year over year growth of 3.7% and 11.3%, respectively. It should be noted that our guidance assumes the current volatile geopolitical landscape does not have a significant impact on the domestic economy. We'll continue to monitor market conditions and adjust as needed."

First Quarter 2026 Consolidated Results
The Company’s first quarter performance highlights are reflected below:

	Three Months Ended March 31,		Change	Percent Change
	2026	2025	2026 vs. 2025	2026 vs. 2025

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$121,144	$97,792	$23,352	23.9%
Gross profit	25,696	20,151	5,545	27.5
Gross profit margin	21.2%	20.6%	60 bps	2.9
Selling and administrative expenses	$23,033	$20,952	$2,081	9.9
Selling and administrative expenses as a percent of sales	19.0%	21.4%	(240) bps	(11.2)
Amortization expense	618	1,122	(504)	(44.9)
Operating income (loss)	$2,045	$(1,923)	$3,968	206.3
Net income (loss) attributable to L.B. Foster Company	1,500	(2,110)	3,610	171.1
EBITDA[1]	5,157	1,822	3,335	183.0
New orders, net[1]	142,086	149,064	(6,978)	(4.7)
Backlog[1]	209,573	237,215	(27,642)	(11.7)

•Net sales for the 2026 first quarter increased $23.4 million, or 23.9%, over the prior year quarter. The increase was driven by sales growth in Rail, Technologies, and Services ("Rail") of $20.8 million, or 38.4%, with Infrastructure Solutions ("Infrastructure") sales also improving $2.6 million, or 5.9%.

•Gross profit for the 2026 first quarter increased $5.5 million, or 27.5%, over the prior year quarter driven primarily by higher volumes in Rail which improved $4.1 million, and improved volumes and business mix in Infrastructure which contributed $1.4 million. Gross profit margins improved 60 basis points to 21.2%.

•Selling and administrative expenses for the 2026 first quarter increased $2.1 million, or 9.9%, over the prior year quarter, primarily due to higher personnel costs driven by merit increases, higher variable incentives, and a $0.7 million accelerated non-cash stock compensation expense related to management equity plan awards made to retirement-eligible employees. Selling and administrative expenses as a percentage of net sales decreased 240 basis points to 19.0%.

•Operating income for the 2026 first quarter improved $4.0 million, or 206.3%, over the prior year quarter. The improvement was primarily driven by higher gross profit partially offset by increased selling and administrative expenses.

•Net income attributable to the Company for the 2026 first quarter improved $3.6 million, or 171.1%, over the prior year quarter due to improved gross profit. The Company's income tax provision for the 2026 first quarter includes a discrete tax benefit associated with a higher tax deduction for vested management equity awards.

•There were no adjustments to EBITDA in the first quarter of 2026 or 2025. EBITDA for the 2026 first quarter increased $3.3 million, or 183.0%, over the prior year quarter.

•Cash used in operating activities totaled $10.4 million in the 2026 first quarter, favorable $15.7 million compared to cash used in operating activities of $26.1 million in the prior year quarter.

•Total debt as of March 31, 2026 was $59.7 million, a decrease of $22.8 million from the prior year quarter due primarily to improved free cash flow. Total debt increased $16.9 million during the quarter due primarily to seasonal working capital requirements and annual incentive and insurance premiums. The Company's Gross Leverage Ratio per its credit facility was 1.2x as of March 31, 2026, down from 2.5x last year, reflecting higher profitability and disciplined capital deployment.

•New orders, net for the 2026 first quarter decreased $7.0 million, or 4.7%, from the prior year quarter, with the decrease realized in both segments. The trailing twelve month book-to-bill ratio1 was 0.95 : 1.00. Backlog decreased $27.6 million, or 11.7%, from the prior year quarter driven in part by an order cancellation last year in the Infrastructure segment which declined 26.1%. This was partially offset by an 11.3% increase in the Rail segment backlog. During the quarter, backlog increased $20.2 million, or 10.7%, with order book increases realized in both segments.

First Quarter 2026 Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended March 31,		Change	Percent Change
$ in thousands, unless otherwise noted:	2026	2025	2026 vs. 2025	2026 vs. 2025
Net sales	$74,776	$54,015	$20,761	38.4%
Gross profit	$16,142	$12,029	$4,113	34.2
Gross profit margin	21.6%	22.3%	(70) bps	(3.1)
Segment operating income	$4,820	$144	$4,676	**
Segment operating income margin	6.4%	0.3%	610 bps	**
New orders, net[1]	$80,629	$83,252	$(2,623)	(3.2)
Backlog[1]	$102,126	$91,724	$10,402	11.3
**Results of this calculation are not meaningful for presentation purposes.

•Net sales for the 2026 first quarter increased $20.8 million, or 38.4%, over the prior year quarter. Rail Products sales increased $12.0 million, or 40.8%, reflecting a recovery in Rail Distribution following softer demand in early 2025. Global Friction Management sales increased $6.1 million, or 39.5%, driven by strong demand in domestic markets. TS&S sales increased $2.7 million, or 29.1%, driven by short-term project work in the UK.

•Gross profit for the 2026 first quarter increased $4.1 million, or 34.2%, over the prior year quarter due to increased volumes. Gross profit margins declined 70 basis points to 21.6% to due unfavorable business mix with the higher Rail Distribution volumes this year.

•Segment operating income for the 2026 first quarter increased $4.7 million over the prior year quarter driven primarily by improved gross profit and lower amortization expense.

•New orders, net for the 2026 first quarter decreased $2.6 million from the prior year quarter primarily due to an 18.6% decline in Global Friction Management. Rail Products and TS&S orders modestly improved 0.9% and 2.3% over the prior year quarter, respectively. The trailing twelve month book-to-bill ratio was 1.03 : 1.00. Backlog increased $10.4 million over the prior year quarter due primarily to a large, multi-year order received in our UK business.

Infrastructure Solutions Segment

	Three Months Ended March 31,		Change	Percent Change
$ in thousands, unless otherwise noted:	2026	2025	2026 vs. 2025	2026 vs. 2025
Net sales	$46,368	$43,777	$2,591	5.9%
Gross profit	$9,554	$8,122	$1,432	17.6
Gross profit margin	20.6%	18.6%	200 bps	10.8
Segment operating income (loss)	$529	$(444)	$973	(219.1)
Segment operating income (loss) margin	1.1%	(1.0)%	210 bps	210.0
New orders, net[1]	$61,457	$65,812	$(4,355)	(6.6)
Backlog[1]	$107,447	$145,491	$(38,044)	(26.1)

•Net sales for the 2026 first quarter increased $2.6 million, or 5.9%, over the prior year quarter driven by growth in Precast Concrete Products ("Precast"), which increased $4.8 million, or 17.2%. The increase was partially offset by a decline in Steel Products sales of $2.3 million, or 14.4%.

•Gross profit for the 2026 first quarter increased $1.4 million, or 17.6%, over the prior year quarter. Precast gross profit increased $2.0 million due to the higher sales volumes, coupled with improved business mix and manufacturing execution, partially offset by lower Steel Product volumes which drove a $0.6 million decrease in gross profit. Gross profit margins improved 200 basis points to 20.6% driven by Precast.

•Segment operating income for the 2026 first quarter improved $1.0 million over the prior year quarter due primarily to improved gross profit offset in part by an increase in selling and administrative expenses.

•New orders, net for the 2026 first quarter decreased $4.4 million, or 6.6%, from the prior year quarter, due primarily to a 26.7% decline in Steel Products due to strong prior year demand for Protective Coatings. This was partially offset by a 5.5% increase in Precast. The trailing twelve month book-to-bill ratio was 0.84 : 1.00, which included a large order cancellation last year. Backlog was down $38.0 million from the prior year quarter due to the order cancellation in the Steel Products business coupled with a decline of 8.5% in Precast.

First Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2026 operating results on Monday, May 4, 2026 at 8:30 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through May 11, 2026 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register-conf.media-server.com/register/BI8239c4c86c8742b38a7505746106b0bb to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of products and services for the rail and infrastructure markets. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA and free cash flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes free cash flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of free cash flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders, net as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement net of order cancellations incurred during the period. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Backlog may not be indicative of future operating results as orders may be cancelled or modified by the customer. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Fifth Amended and Restated Credit Agreement dated June 27, 2025, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, valuations and impairments, and plans regarding our financial position, liquidity, capital resources, results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: adverse economic conditions in the markets we serve, including recession, the volatility in the prices for oil and gas, tariffs, duties or trade wars, inflation, rising labor costs, project delays, and budget shortfalls, or otherwise; the disruption of government funding programs as a result of potential periodic government shutdowns; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters and the impact of environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, the imposition of increased or new tariffs, and trade restrictions or embargoes, or uncertainties relating to the imposition and enforcement of tariffs; our ability to timely effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, and to realize anticipated synergies and benefits; costs of and impacts associated with shareholder activism; the timeliness, cost, and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; emerging technologies, including those related to or arising from artificial intelligence, and resultant risks to our business and operations; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, either with respect to our systems or those of third parties on whom we rely, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any change in policy or other change due to the results of the UK’s parliamentary elections and the U.S. presidential and congressional elections that could affect UK or US business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine, conflicts in the Middle East, and increasing tensions between China and Taiwan; a lack of, freezing of, or delay in state or federal funding for infrastructure projects; an increase in manufacturing or material costs, including volatility in steel prices, oil prices, and wage inflation; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Lisa Durante
412-928-3400, and follow the prompts
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025

Sales of goods	$105,188	$86,548
Sales of services	15,956	11,244
Total net sales	121,144	97,792
Cost of goods sold	80,933	66,938
Cost of services sold	14,515	10,703
Total cost of sales	95,448	77,641
Gross profit	25,696	20,151
Selling and administrative expenses	23,033	20,952
Amortization expense	618	1,122
Operating income (loss)	2,045	(1,923)
Interest expense - net	851	1,143
Other income - net	(217)	(318)
Income (loss) before income taxes	1,411	(2,748)
Income tax benefit	(81)	(631)
Net income (loss)	1,492	(2,117)
Net loss attributable to noncontrolling interest	(8)	(7)
Net income (loss) attributable to L.B. Foster Company	$1,500	$(2,110)

Per share data attributable to L.B. Foster shareholders:
Basic earnings per common share:	$0.15	$(0.20)
Diluted earnings (loss) per common share:	$0.14	$(0.20)

Basic weighted average shares outstanding	10,197	10,540
Diluted weighted average shares outstanding	10,584	10,540

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,991	$4,348
Accounts receivable - net	77,907	80,551
Contract assets - net	3,640	6,395
Inventories - net	68,479	60,219
Other current assets	8,192	5,358
Total current assets	162,209	156,871
Property, plant, and equipment - net	77,347	77,183
Operating lease right-of-use assets - net	27,181	28,309
Other assets:
Goodwill	32,733	33,062
Other intangibles - net	10,901	11,526
Deferred tax assets	20,497	20,355
Other assets	2,915	3,066
TOTAL ASSETS	$333,783	$330,372
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,092	$52,519
Deferred revenue	8,670	5,900
Accrued payroll and employee benefits	6,579	11,346
Current maturities of long-term debt	145	153
Other accrued liabilities	13,466	14,003
Total current liabilities	72,952	83,921
Long-term debt	59,539	42,603
Deferred tax liabilities	871	903
Long-term operating lease liabilities	23,258	24,266
Other long-term liabilities	2,669	2,681
Stockholders' equity:
Common stock	111	111
Paid-in capital	39,507	44,782
Retained earnings	176,624	175,124
Treasury stock	(20,541)	(23,852)
Accumulated other comprehensive loss	(22,081)	(20,889)
Total L.B. Foster Company stockholders’ equity	173,620	175,276
Noncontrolling interest	874	722
Total stockholders’ equity	174,494	175,998
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$333,783	$330,372

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, and free cash flow. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash. In the three months ended March 31, 2026 and three months ended March 31, 2025, the Company made no adjustments to EBITDA.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. The following tables present quantitative reconciliations of EBITDA and Free Cash Flow (in thousands):

	Three Months Ended March 31,
	2026	2025

EBITDA Reconciliation
Net income (loss), as reported	$1,492	$(2,117)
Interest expense - net	851	1,143
Income tax benefit	(81)	(631)
Depreciation expense	2,277	2,305
Amortization expense	618	1,122
Total EBITDA	$5,157	$1,822

	Three Months Ended March 31,
	2026	2025
	(Unaudited)
Free Cash Flow Reconciliation
Net cash used in operating activities	$(10,438)	$(26,136)
Less capital expenditures on property, plant, and equipment	(2,960)	(2,575)
Free Cash Flow	$(13,398)	$(28,711)